Contact: Jill Swartz, 714.667.8252, ext. 251

jill.swartz@grubb-ellis.com

Grubb & Ellis Healthcare REIT Acquires

Chesterfield Rehabilitation Center in Chesterfield, Missouri

in a Joint Venture with Duke Realty

Santa Ana, California (December 28, 2007) — Grubb & Ellis Healthcare REIT, Inc. has entered into a joint venture with BD St. Louis Development LLC, a subsidiary of Duke Realty Corporation (NYSE: DRE) to acquire the Chesterfield Rehabilitation Center in Chesterfield, Missouri. The transaction closed on December 20, 2007.

Grubb & Ellis Healthcare REIT will maintain an 80% ownership interest in the joint venture and act as managing member while Duke Realty holds the remaining 20% interest.

Chesterfield Rehabilitation Center is a 50-bed, newly constructed, three-story inpatient rehabilitation hospital in the St. Louis suburb of Chesterfield, Missouri. Built in June 2007 on more than seven acres, the 112,000-square-foot hospital offers a full range of rehabilitative services in its Outpatient Physical Therapy and Brain and Spinal Cord Injury departments. The property offers ample parking with a two-story, 90,000-square-foot parking garage that can accommodate 286 vehicles.

Chesterfield Rehabilitation Center is located five miles from the second largest hospital in the metropolitan St. Louis area, St. John’s Medical Center, a 979-bed full-service hospital sited on an 80-acre campus. Chesterfield Rehabilitation Center is a replacement facility for a recently closed rehabilitation hospital on the medical center campus and is currently master leased to St. John’s Mercy Rehabilitation, LLC, a joint venture between St. John’s Mercy Health System and Centerre Healthcare.

St. John’s Mercy Health System owns and operates St. John’s Medical Center and is a member of the Sisters of Mercy Health System, the ninth-largest Catholic healthcare system in the United States with 19 hospitals in seven states. Centerre is a national developer and operator of inpatient rehabilitation facilities in partnership with leading acute care hospitals.

“Demand for healthcare services in this country is growing rapidly, as is demand for quality healthcare facilities,” explained Danny Prosky, vice president of acquisitions for Grubb & Ellis Healthcare REIT. “The acquisition of Chesterfield Rehabilitation Center further strengthens and diversifies the Grubb & Ellis Healthcare REIT, which has rapidly grown to become one of the finest portfolios of healthcare facilities in the nation.”

Duke Realty was represented by Philip B. Mahler and Jeffrey H. Cooper of Savills Granite. Financing was provided by National City Bank and arranged by William Bennett. Asset management services will be provided by Grubb & Ellis Company.

As of December 14, 2007, Grubb & Ellis Healthcare REIT has sold approximately 20.4 million shares of its common stock, excluding the shares issued under its distribution reinvestment plan, for more than $203 million through its initial public offering, which began in the third quarter of 2006.

Grubb & Ellis Healthcare REIT offers a monthly distribution of 7.25 percent per annum and has made 19 geographically-diverse acquisitions with a total portfolio valued in excess of $392 million.

About Grubb & Ellis
Grubb & Ellis Company (NYSE: GBE), one of the largest and most respected commercial real estate services companies, is the sponsor of Grubb & Ellis Healthcare REIT, Inc. With more than 130 owned and affiliate offices worldwide, Grubb & Ellis offers property owners, corporate occupants and investors comprehensive integrated real estate solutions, including transaction, management, consulting and investment advisory services supported by proprietary market research and extensive local market expertise.

Grubb & Ellis and its subsidiaries are leading sponsors of real estate investment programs that offer individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including tax-deferred 1031 tenant-in-common (TIC) exchanges, public non-traded real estate investment trusts (REITs) and real estate investment funds. As of September 30, 2007, nearly $3 billion in investor equity has been raised for these investment programs. Grubb & Ellis and its subsidiaries currently manage a growing portfolio of more than 214 million square feet of real estate. In 2007, Grubb & Ellis was selected from among 15,000 vendors as Microsoft Corporation’s Vendor of the Year. For more information regarding Grubb & Ellis Company, please visit www.grubb-ellis.com.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES.

FORWARD-LOOKING LANGUAGE
This press release contains certain forward-looking statements with respect to the growing demand for healthcare services and quality healthcare facilities, and the strength that the property adds to the Grubb & Ellis Healthcare REIT portfolio. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: uncertainties regarding changes in the healthcare industry; uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the economy of the St. Louis, Missouri area; the strengths and financial conditions of Chesterfield Rehabilitation Center and St. John’s Mercy Health System; the uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in the Company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the Securities and Exchange Commission.